Exhibit 99.1

News Release Contacts Applera and Applied Biosystems Peter Dworkin 650.554.2479 peter.dworkin@appliedbiosystems.com	Celera David Speechly, Ph.D. 510.749.1853 david.speechly@celera.com

301 Merritt 7

Norwalk, CT

06851 U.S.A.

T (203) 840-2000

www.applera.com

850 Lincoln Centre Drive

Foster City, CA

94404-1128 U.S.A.

T (650) 570-6667

F (650) 572-2743

www.appliedbiosystems.com

45 West Gude Drive

Rockville, MD

20850-1232 U.S.A.

T (240) 453-3000

F (240) 453-4000

www.celera.com

FOR IMMEDIATE RELEASE

            APPLERA CORPORATION FILES REGISTRATION

            STATEMENT WITH SECURITIES AND EXCHANGE

COMMISSION WITH RESPECT TO THE SEPARATION OF ITS

                                      CELERA BUSINESS

NORWALK, CT – February 29, 2008 – Applera Corporation today announced that its Board of Directors had authorized management to pursue a possible separation of the Celera Group (NYSE:CRA) from Applera, and had authorized the filing today of a registration statement on Form S-1 with the Securities and Exchange Commission. Completion of the proposed separation is subject to a number of conditions, including final Board approval, SEC clearance of the Registration Statement, and receipt of an opinion of tax counsel as to the tax-free nature of the separation. The separation would be accomplished by means of a one-for-one redemption of the Applera Corporation-Celera Group tracking stock for new Celera Corporation shares.

Upon completion of the separation, Celera Corporation would become a separate,

publicly-traded company. Approval by Applera stockholders is not required.

Applera expects that Celera Corporation’s common stock would be listed for trading on NASDAQ under the symbol “CRA” following the separation. At Celera’s request, Applera Corporation-Celera Group tracking stock would be delisted from The New York Stock Exchange. Kathy Ordoñez, currently President of Applera Corporation-Celera Group, is expected to serve as the Celera Corporation’s Chief Executive Officer, and the company’s corporate headquarters are expected to be based in Alameda, California. Applera Corporation-Applied Biosystems Group (NYSE:ABI) common stock would continue to be traded on the New York Stock Exchange.

About Applera Corporation

Applera Corporation consists of two operating groups. Applied Biosystems serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, such as testing required for food and pharmaceutical manufacturing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of approximately $2.1 billion during fiscal 2007. Celera is a diagnostics business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and optimize patient management. Celera also commercializes a wide range of molecular diagnostic products through its strategic alliance with Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer and liver diseases. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com. Information about Celera is available at http://www.celera.com.

Copyright© 2008. Applera Corporation. All Rights Reserved. Applied Biosystems, AB (Design), and Celera are registered trademarks, and Applera and Celera are trademarks of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries.

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